RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated May 26, 2017
Pricing Supplement Dated May __, 2017 to the Product Prospectus Supplement No. TP-1, the Prospectus Supplement and the Prospectus, Each Dated January 8, 2016
$ Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the shares of two exchange traded funds (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a quarterly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement. The Notes will not be listed on any securities exchange.
Reference Stocks	Initial Stock Prices*	Coupon Barriers	Trigger Prices
iShares® MSCI EAFE ETF (“EFA”)		75.00% of its Initial Stock Price	70.00% of its Initial Stock Price
iShares® MSCI Emerging Markets ETF (“EEM”)		75.00% of its Initial Stock Price	70.00% of its Initial Stock Price

* For each Reference Stock, the Initial Stock Price will be its closing price on the Trade Date.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated January 8, 2016, on page S-1 of the prospectus supplement dated January 8, 2016, and “Selected Risk Considerations” beginning on page P-7 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	May 26, 2017	Principal Amount:	$1,000 per Note
Issue Date:	May 31, 2017	Maturity Date:	May 29, 2020
Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below
Valuation Date:	May 26, 2020	Contingent Coupon Rate:	6.07% per annum (or 1.5175% per quarter)
Contingent Coupon:
If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to the corresponding Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Stock Return of the Lesser Performing Reference Stock)
Investors could lose some or all of their principal amount if there has been a decline in the trading price of the Lesser Performing Reference Stock.

Lesser Performing Reference Stock:	The Reference Stock with the lowest Reference Stock Return.
Call Feature:
If the closing price of each Reference Stock is greater than or equal to its Initial Stock Price starting on May 29, 2018 and on any Observation Date thereafter, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
CUSIP:	78012KU70
Dividend Equivalent Payments:
Non-U.S. holders will not be subject to withholding on dividend equivalent payments under Section 871(m) of the U.S. Internal Revenue Code. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	2.25%	$
Proceeds to Royal Bank of Canada	97.75%	$
(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions.  The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the date of this terms supplement is $949.88 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date, which will not be less than $929.88 per $1,000 in principal amount.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $22.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $22.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This terms supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the shares of two exchange traded funds (the “Reference Stocks”).

Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Trade Date:	May 26, 2017
Issue Date:	May 31, 2017
Term:	Approximately three (3) years
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•          If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.
•          If the closing price of either of the Reference Stocks is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	6.07% per annum(or 1.5175% per quarter).
Observation Dates:
Quarterly on August 28, 2017, November 27, 2017, February 26, 2018, May 29, 2018, August 27, 2018, November 26, 2018, February 26, 2019, May 28, 2019, August 26, 2019, November 26, 2019, February 26, 2020 and the Valuation Date.

Coupon Payment Dates:
The Contingent Coupon, if applicable, will be paid quarterly on August 31, 2017, November 30, 2017, March 1, 2018, June 1, 2018, August 30, 2018, November 29, 2018, March 1, 2019, May 31, 2019, August 29, 2019, December 2, 2019, March 2, 2020, and the Maturity Date.

Record Dates:
The record date for each Coupon Payment Date will be the date one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, will be payable.

Call Feature:
If, starting on May 29, 2018 and on any Observation Date thereafter, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date starting on May 29, 2018 or thereafter, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Valuation Date:	May 26, 2020
Maturity Date:	May 29, 2020

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
Initial Stock Price:	For each Reference Stock, its closing price on the Trade Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Coupon Barrier:	For each Reference Stock, 75.00% of its Initial Stock Price.
Trigger Price :
For each Reference Stock, 70.00% of its Initial Stock Price. Because the Trigger Level for each Reference Index will be less than the Coupon Barrier, it is possible that, even though the final Contingent Coupon will not be payable, you will still receive your principal amount at maturity.

Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
•          If the Final Stock Price of the Lesser Performing Reference Stock is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•          If the Final Stock Price of the Lesser Performing Reference Stock is below its Trigger Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Stock Return of the Lesser Performing Reference Stock)
The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Lesser Performing Reference Stock below its Trigger Price.

Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Reference Stock Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Lesser Performing Reference Stock:	The Reference Stock with the lowest Reference Stock Return.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to either of the Reference Stocks will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, as described in the product prospectus supplement, but not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Stocks for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 8, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 8, 2016, as modified by this terms supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and in the product prospectus supplement dated January 8, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047446/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Lesser Performing Reference Stock, assuming the following terms and that the Notes are not automatically called prior to maturity:
Hypothetical Initial Stock Price:	$100.00*
Hypothetical Coupon Barrier:	$75.00, which is 75.00% of the hypothetical Initial Stock Price
Hypothetical Trigger Price:	$70.00, which is 70.00% of the hypothetical Initial Stock Price
Contingent Coupon Rate:	6.07% per annum (or 1.5175% per quarter)
Contingent Coupon Amount:	$15.175 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the expected actual Initial Stock Price of any Reference Stock. The actual Initial Stock Price for each Reference Stock will be set forth on the cover page of the final pricing supplement relating to the Notes. We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock. It is possible that the Final Stock Price of each Reference Stock will be less than its Initial Stock Price.

Hypothetical Final Stock Prices are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Stock Prices on the Valuation Date. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount. If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Coupon Payment Date, for each $1,000 principal amount, $1,000 plus the Contingent Coupon otherwise due on the Notes.
Hypothetical Final Stock Price of the Lesser Performing Reference Stock	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
$150.00	101.5175%*	$1,015.175*
$125.00	101.5175%*	$1,015.175*
$120.00	101.5175%*	$1,015.175*
$110.00	101.5175%*	$1,015.175*
$100.00	101.5175%*	$1,015.175*
$90.00	101.5175%*	$1,015.175*
$80.00	101.5175%*	$1,015.175*
$75.00	101.5175%*	$1,015.175*
$70.00	100.00%**	$1,000.00**
$69.90	69.90%	$699.00
$65.00	65.00%	$650.00
$60.00	60.00%	$600.00
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$30.00	30.00%	$300.00
$20.00	20.00%	$200.00
$10.00	10.00%	$100.00
$0.00	0%	$0.00
*Including the final Contingent Coupon, if payable.
**The final coupon is not payable, since the hypothetical Final Stock Price is below the Coupon Barrier.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The price of the Lesser Performing Reference Stock increases by 25% from the Initial Stock Price of $100.00 to its Final Stock Price of $125.00. Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Trigger Price of $70.00 and Coupon Barrier of $75.00, the investor receives at maturity, in addition to the final Contingent Coupon of $15.175 otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 25% appreciation in the price of the Lesser Performing Reference Stock.
Example 2: The price of the Lesser Performing Reference Stock decreases by 10% from the Initial Stock Price of $100.00 to its Final Stock Price of $90.00. Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Trigger Price of $70.00 and Coupon Barrier of $75.00, the investor receives at maturity, in addition to the final Contingent Coupon of $15.175 otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the price of the Lesser Performing Reference Stock.
Example 3: The price of the Lesser Performing Reference Stock is $50.00 on the Valuation Date, which is less than its Trigger Price of $70.00. Because the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price and its Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500.00 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Reference Stock Return of the Lesser Performing Reference Stock)
= $1,000 + ($1,000 x -50.00%) = $1,000 - $500.00 = $500.00
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on prices of the Reference Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities included in any Reference Stock.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the trading price of the Lesser Performing Reference Stock between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Stock Price of the Lesser Performing Reference Stock on the Valuation Date is less than its Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Call Settlement Date. You will not receive any Contingent Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of either of the Reference Stocks on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of either of the Reference Stocks is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you may also incur a loss of principal, because the Final Stock Price of the Lesser Performing Reference Stock will be less than its Trigger Price.

•
The Notes Are Linked to the Lesser Performing Reference Stock, Even if the Other Reference Stock Performs Better — If either of the Reference Stocks has a Final Stock Price that is less than its Trigger Price, your return will be linked to the lesser performing of the two Reference Stocks. Even if the Final Stock Price of the other Reference Stock has increased compared to its Initial Stock Price, or has experienced a decrease that is less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stock.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stock. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Stocks would not be combined, and the depreciation of one Reference Stock would not be mitigated by any appreciation of the other Reference Stock. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as May 2018, the total return on the Notes could be limited to one year of Contingent Coupons, none of which are guaranteed. If the Notes are not called, you may be subject to the full downside performance of

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
the Lesser Performing Reference Stock even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.
•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations on the applicable payment dates. This will be the case even if the prices of the Reference Stocks increase after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of this Terms Supplement and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the securities included in or represented by the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests

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we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share price or prices, as applicable, of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the securities included in or represented by the Reference Stocks, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks or securities included in or represented by the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share price or prices, as applicable, of the Reference Stocks, and, therefore, the market value of the Notes.
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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks — In the ordinary course of their business, our affiliates may have expressed views on expected movement in the Reference Stocks or the equity securities that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

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Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Stocks or the securities represented by the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

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Each Reference Stock and its Underlying Index Are Different — The performance of each Reference Stock may not exactly replicate the performance of its underlying index, because each Reference Stock will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of each Reference Stock may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference Stock or due to other circumstances. Each Reference Stock may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities underlying each Reference Stock may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a Reference Stock and the liquidity of a Reference Stock may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Reference Stock. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Reference Stock. As a result, under these circumstances, the market value of shares of such Reference Stock may vary substantially from the net asset value per share of such Reference Stock. For all of the foregoing reasons, the performance of each Reference Stock may not correlate with the performance of its underlying index as well as the net asset value per share of such Reference Stock, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
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Adjustments to the Reference Stocks Could Adversely Affect the Notes — The advisor of the Reference Stocks, BlackRock Fund Advisors (the “Advisor”), is responsible for calculating and maintaining the Reference Stocks. The Advisor can add, delete or substitute the stocks comprising the Reference Stocks. The Advisor may make other methodological changes that could change the share price of the Reference Stocks at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

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We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor — The sponsor of the underlying index for each Reference Stock is not our affiliate and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor has no obligation of any sort with respect to the Notes. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsor.

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We and Our Affiliates Do Not Have Any Affiliation with the Advisor and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with the Advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Stocks. The Advisor is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Stocks that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the Advisor or the Reference Stocks contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Reference Stocks.

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Management Risk — The Reference Stocks are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Stock, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Reference Stock generally would not sell a security because the security’s issuer was in financial trouble. In addition, each Reference Stock is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

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An Investment in Notes Linked to the Reference Stocks Is Subject to Risks Associated with Foreign Securities Markets — The underlying indices of the Reference Stocks track the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the underlying indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
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Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources

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and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.
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The Notes Are Subject to Foreign Currency Exchange Rate Risk — The share price of each Reference Stock will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Reference Stock are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by each Reference Stock are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of a Reference Stock will be adversely affected and its price may decrease.

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INFORMATION REGARDING THE REFERENCE STOCKS
We have derived the following information regarding each of the applicable Reference Stocks from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any of the Reference Stocks and the Reference Stocks will have no obligations with respect to the applicable notes. This document relates only to the applicable notes and does not relate to the shares of any of the Reference Stock or any securities included in any of the underlying indices. Neither we nor our affiliates participates in the preparation of the publicly available documents described below. Neither we nor our affiliates has made any due diligence inquiry with respect to any of the Reference Stocks in connection with the offering of any of the Notes. There can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of any of the Reference Stocks have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any of the Reference Stocks could affect the price of the shares of the applicable Reference Stock after the Trade Date, and therefore could affect the payments on the Notes.
The selection of the applicable Reference Stock relating to any of the Notes is not a recommendation to buy or sell the shares of the applicable Reference Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any of the Reference Stocks. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to each Reference Stock may be obtained through the SEC’s website at http://www.sec.gov.
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the applicable Reference Stock. Each of the Reference Stocks seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of their respective underlying indices. The Reference Stocks typically earn income from dividends from securities held by the Reference Stocks. These amounts, net of expenses and taxes (if applicable), are passed along to the Reference Stocks’ shareholders as “ordinary income.” In addition, the Reference Stocks realizes capital gains or losses whenever they sell securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the applicable notes are linked only to the share price of the applicable Reference Stock, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable Reference Stock or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of any of the Notes or any member of the public regarding the advisability of investing in any of the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about any of the Reference Stocks or any of the iShares® Funds.
iShares® MSCI EAFE ETF (the “EFA”)
The iShares® MSCI EAFE ETF trades on the NYSE Arca under the ticker symbol “EFA.” The Advisor employs a technique known as representative sampling to track the MSCI EAFE Index. The EFA generally invests at least 90% of its assets in the securities of the MSCI EAFE Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI EAFE Index. The EFA may invest the remainder of its assets in securities not included in the MSCI EAFE Index, but which the Advisor believes will help the EFA track the MSCI EAFE Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Advisor or its affiliates. The Advisor will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EFA’s assets invested in shares of such other funds.
The MSCI EAFE Index
The information below is included only to give insight to the MSCI EAFE Index, the performance of which the EFA attempts to reflect. The Notes are linked to the performance of the EFA and not to the MSCI EAFE Index. We have derived all information contained in this document regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index
The MSCI EAFE Index is a free float-adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland,

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France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
iShares® MSCI Emerging Markets ETF (the “EEM”)
The EEM trades on the NYSE Arca under the ticker symbol “EEM.” The Advisor employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The EEM generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The EEM may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which the Advisor believes will help the EEM track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Advisor or its affiliates. The Advisor will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.
The MSCI Emerging Markets Index
The information below is included only to give insight to the MSCI Emerging Markets Index, the performance of which the EEM attempts to reflect. The Notes are linked to the performance of the EEM and not to the MSCI Emerging Markets Index. We have derived all information contained in this document regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index
The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;

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•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
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Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe.  Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
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Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

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Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

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DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

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Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is

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applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.
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Minimum Foreign Room Requirement: this investability screen is applied at the individual security level.  For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)    Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)    Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

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•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)    Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.
None of us, the dealer or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index.

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HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Stocks. In addition, below the graphs are tables setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stocks. The information provided in these tables is for the four calendar quarters of 2013, 2014, 2015 and 2016, the first calendar quarter of 2017 and the period from April 1, 2017 through May 25, 2017.
We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Reference Stocks at any time. We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.

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Historical Information for iShares® MSCI EAFE ETF (“EFA”)
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2013 through May 25, 2017.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2013	3/31/2013	59.99	56.69	58.98
4/1/2013	6/30/2013	64.13	56.45	57.38
7/1/2013	9/30/2013	65.11	57.02	63.79
10/1/2013	12/31/2013	67.36	62.54	67.06
1/1/2014	3/31/2014	68.19	62.28	67.17
4/1/2014	6/30/2014	70.78	65.69	68.37
7/1/2014	9/30/2014	69.29	63.85	64.12
10/1/2014	12/31/2014	64.54	58.64	60.84
1/1/2015	3/31/2015	66.20	58.29	64.17
4/1/2015	6/30/2015	68.52	63.27	63.49
7/1/2015	9/30/2015	65.60	55.89	57.32
10/1/2015	12/31/2015	62.18	56.99	58.75
1/1/2016	3/31/2016	58.06	50.94	57.13
4/1/2016	6/30/2016	60.16	51.94	55.81
7/1/2016	9/30/2016	60.15	53.77	59.13
10/1/2016	12/31/2016	59.35	56.11	57.73
1/1/2017	3/31/2017	62.65	57.85	62.29
4/1/2017	05/25/2017	66.38	61.35	66.24
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
The graph below illustrates the performance of this Reference Stock from January 1, 2013 to May 25, 2017, assuming an Initial Stock Price of $66.24, which was the closing price of this Reference Stock on May 25, 2017. The green line represents a hypothetical Coupon Barrier $49.68, which is equal to 75.00% of the closing price on May 25, 2017, rounded to two decimal places. The red line represents a hypothetical Trigger Price of $46.37, which is equal to 70.00% of the closing price on May 25, 2017, rounded to two decimal places. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

P-19	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
Historical Information for iShares® MSCI Emerging Markets ETF (“EEM”)
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2013 through May 25, 2017.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2013	3/31/2013	45.28	41.72	42.78
4/1/2013	6/30/2013	44.26	36.16	38.57
7/1/2013	9/30/2013	43.32	36.98	40.77
10/1/2013	12/31/2013	43.91	40.15	41.77
1/1/2014	3/31/2014	41.25	37.06	40.99
4/1/2014	6/30/2014	43.98	40.55	43.23
7/1/2014	9/30/2014	45.85	41.36	41.56
10/1/2014	12/31/2014	42.46	37.23	39.29
1/1/2015	3/31/2015	41.11	37.72	40.13
4/1/2015	6/30/2015	44.18	39.03	39.62
7/1/2015	9/30/2015	40.02	30.00	32.78
10/1/2015	12/31/2015	36.42	31.51	32.19
1/1/2016	3/31/2016	34.58	27.62	34.25
4/1/2016	6/30/2016	35.34	31.71	34.36
7/1/2016	9/30/2016	38.31	33.33	37.45
10/1/2016	12/31/2016	38.19	33.95	35.01
1/1/2017	3/31/2017	40.23	35.30	39.39
4/1/2017	5/25/2017	41.72	38.72	41.59
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
The graph below illustrates the performance of this Reference Stock from January 1, 2013 to May 25, 2017, assuming an Initial Stock Price of $41.59, which was the closing price of this Reference Stock on May 25, 2017. The green line represents a hypothetical Coupon Barrier $31.19 which is equal to 75.00% of the closing price on May 25, 2017, rounded to two decimal places. The red line represents a hypothetical Trigger Price of $29.11, which is equal to 70.00% of the closing price on May 25, 2017, rounded to two decimal places. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

P-20	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated January 8, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury Department regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about  May 31, 2017, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately twelve months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-21	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 29, 2020 Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-22	RBC Capital Markets, LLC